Exhibit 5.1

August 18, 2025

NRx Pharmaceuticals, Inc.

1201 Orange Street, Suite 600

Wilmington, Delaware, 19801

Ladies and Gentlemen:

You have requested our opinion, as counsel to NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of 3,959,999 shares of its common stock, par value $0.001 per share (the “Shares”), pursuant to a prospectus supplement, dated August 18, 2025 (the “Prospectus Supplement”), and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-265492) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 6, 2022, and declared effective by the Commission on June 21, 2022, in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of August 18, 2024, by and among the Company and certain investors party thereto.

As counsel to the Company in connection with the issuance and sale of the Shares we have examined: we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, as currently in effect, (iii) certain resolutions of the board of directors relating to the issuance and sale of the Shares, (iv) the Securities Purchase Agreement, and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness and authenticity of all signatures, all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited to the Delaware General Corporation Law as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when sold, issued and delivered against payment therefor in accordance with the Securities Purchase Agreement and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement, and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Disclosure Law Group

Disclosure Law Group, a Professional Corporation

600 West Broadway Suite 700 San Diego CA 92101	T 619.272.7050	www.disclosurelawgroup.com